UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                                  SCHEDULE l3G

                    Under the Securities Exchange Act of l934
                        (Amendment No. ______________)*



                         REYNOLDS, SMITH AND HILLS, INC.
        -----------------------------------------------------------------
                                (Name of Issuer)




                          Common Stock, $0.0l Par Value
       -----------------------------------------------------------------
                         (Title of Class of Securities)





                                 Not Applicable
       ------------------------------------------------------------------
                                 (CUSIP NUMBER)



     Check the following box if a fee is being paid with this  statement (    ).

     (A fee is not required ony if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendement containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.                  Not Applicable         13G
                           --------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
               LEERIE T. JENKINS, JR.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               ###-##-####
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:   a(    )
                                                             b(    )
--------------------------------------------------------------------------------

3.       SEC USE ONLY
--------------------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
               UNITED STATES
--------------------------------------------------------------------------------

         Number of                        5.  SOLE VOTING POWER
                                            l1,678.96
          Shares                            _________________________

    Beneficially owned                    6.  SHARED VOTING POWER
                                            51,689.00
     by Each Reporting                       _________________________

         Person                           7.  SOLE DISPOSITIVE POWER
                                            11,678.96
          With                             _________________________

                                         8.  SHARED DISPOSITIVE POWER
                                            51,689.00
--------------------------------------------------------------------------------

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       63,367.96
--------------------------------------------------------------------------------

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES SHARES*
                                                             (    )
--------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           13.94%
--------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON

                           IN

--------------------------------------------------------------------------------


* SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.                  Not Applicable         13G
                           --------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
               DAVID K. ROBERTSON

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               ###-##-####
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:   a(    )
                                                             b(    )
--------------------------------------------------------------------------------

3.       SEC USE ONLY
--------------------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
               UNITED STATES
--------------------------------------------------------------------------------

         Number of                        5.  SOLE VOTING POWER
                                             5,802.43
          Shares                            _________________________

    Beneficially owned                    6.  SHARED VOTING POWER
                                            19,745.00
     by Each Reporting                       _________________________

         Person                           7.  SOLE DISPOSITIVE POWER
                                             5,802.43
          With                             _________________________

                                         8.  SHARED DISPOSITIVE POWER
                                            19,745.00
--------------------------------------------------------------------------------

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      25,547.43
--------------------------------------------------------------------------------

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES SHARES*
                                                             (    )
--------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           5.62%
--------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON

                           IN

--------------------------------------------------------------------------------


* SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.                  Not Applicable         13G
                           --------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
               DAROLD F. COLE

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               ###-##-####
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:   a(    )
                                                             b(    )
--------------------------------------------------------------------------------

3.       SEC USE ONLY
--------------------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
               UNITED STATES
--------------------------------------------------------------------------------

         Number of                        5.  SOLE VOTING POWER
                                            25,439.45
          Shares                            _________________________

    Beneficially owned                    6.  SHARED VOTING POWER
                                                 0.00
     by Each Reporting                       _________________________

         Person                           7.  SOLE DISPOSITIVE POWER
                                            25,439.45
          With                             _________________________

                                         8.  SHARED DISPOSITIVE POWER
                                                 0.00
--------------------------------------------------------------------------------

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       25,439.45
--------------------------------------------------------------------------------

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES SHARES*
                                                             (    )
--------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           5.60%
--------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON

                           IN

--------------------------------------------------------------------------------


* SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.                  Not Applicable         13G
                           --------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
               J. RONALD RATLIFF

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               ###-##-####
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:   a(    )
                                                             b(    )
--------------------------------------------------------------------------------

3.       SEC USE ONLY
--------------------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
               UNITED STATES
--------------------------------------------------------------------------------

         Number of                        5.  SOLE VOTING POWER
                                             7,925.99
          Shares                            _________________________

    Beneficially owned                    6.  SHARED VOTING POWER
                                            22,679.00
     by Each Reporting                       _________________________

         Person                           7.  SOLE DISPOSITIVE POWER
                                             7,925.99
          With                             _________________________

                                         8.  SHARED DISPOSITIVE POWER
                                            22,679.00
--------------------------------------------------------------------------------

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       30,604.99
--------------------------------------------------------------------------------

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES SHARES*
                                                             (    )
--------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                          6.73%
--------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON

                           IN

--------------------------------------------------------------------------------


* SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.                  Not Applicable         13G
                           --------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
               HENRY C. LUKE, JR.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               ###-##-####
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:   a(    )
                                                             b(    )
--------------------------------------------------------------------------------

3.       SEC USE ONLY
--------------------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
               UNITED STATES
--------------------------------------------------------------------------------

         Number of                        5.  SOLE VOTING POWER
                                             3,001.82
          Shares                            _________________________

    Beneficially owned                    6.  SHARED VOTING POWER
                                            24,670.00
     by Each Reporting                       _________________________

         Person                           7.  SOLE DISPOSITIVE POWER
                                             3,001.82
          With                             _________________________

                                         8.  SHARED DISPOSITIVE POWER
                                            24,670.00
--------------------------------------------------------------------------------

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       27,671.82
--------------------------------------------------------------------------------

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES SHARES*
                                                             (    )
--------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           6.09%
--------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON

                           IN

--------------------------------------------------------------------------------


* SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO.                  Not Applicable         13G
                           --------------

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
               JOSEPH J. HARTNETT

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               ###-##-####
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:   a(    )
                                                             b(    )
--------------------------------------------------------------------------------

3.       SEC USE ONLY
--------------------------------------------------------------------------------

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
               UNITED STATES
--------------------------------------------------------------------------------

         Number of                        5.  SOLE VOTING POWER
                                           27,967.81
          Shares                            _________________________

    Beneficially owned                    6.  SHARED VOTING POWER
                                                0.00
     by Each Reporting                       _________________________

         Person                           7.  SOLE DISPOSITIVE POWER
                                           27,967.81
          With                             _________________________

                                         8.  SHARED DISPOSITIVE POWER
                                                0.00
--------------------------------------------------------------------------------

9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       27,967.81
--------------------------------------------------------------------------------

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES SHARES*
                                                             (    )
--------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                           6.15%
--------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON

                           IN

--------------------------------------------------------------------------------


* SEE INSTRUCTION BEFORE FILLING OUT!

     After reasonable inquiry and to the best of knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, correct and complete.

         DATED:            January 29, 1997



                                 LEERIE T. JENKINS, JR.
                                 -----------------------------------------------
                                 Leerie T. Jenkins, Jr.

                                 DAVID K. ROBERTSON
                                 -----------------------------------------------
                                 David K. Robertson

                                 DAROLD F. COLE
                                 -----------------------------------------------
                                 Darold F. Cole

                                 J. RONALD RATLIFF
                                 -----------------------------------------------
                                 J. Ronald Ratliff

                                 HENRY C. LUKE, JR.
                                 -----------------------------------------------
                                 Henry C. Luke, Jr.

                                 JOSEPH J. HARTNETT
                                 -----------------------------------------------
                                 Joseph J. Hartnett